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                                                                   EXHIBIT 10.01

                         AGREEMENT FOR PURCHASE AND SALE
                    OF REAL PROPERTY AND ESCROW INSTRUCTIONS

THIS AGREEMENT FOR PURCHASE AND SALE OF REAL PROPERTY AND ESCROW INSTRUCTIONS ("Agreement") is made and entered into as of this 5th day of March, 2004, by and between TREIT - Gateway Mall ND Fee, LLC, a Delaware limited liability company (the "Seller"), and VP Investments, L.L.C., a Utah limited liability company ("Buyer"), with reference to the following facts:

         A. Seller is owner of fee simple title in the real property located in Burleigh County, North Dakota commonly known as Gateway Mall and more specifically described in Exhibit A attached hereto (the "Real Property") and such other assets, as the same are herein described.

         B. Seller desires to sell to Buyer and Buyer desires to purchase from Seller the Land and the associated assets.

NOW, THEREFORE, in consideration of the mutual covenants, premises and agreements herein contained, the parties hereto do hereby agree as follows:

1.       Purchase and Sale.

         1.1. The purchase and sale includes, and at Close of Escrow (hereinafter defined) Seller shall sell, transfer, grant and assign to Buyer, Seller's entire right and interest in and to all of the following (hereinafter sometimes collectively, the "Property"):

                  1.1.1. The Land, all easements, development rights, rights of way, and other rights appurtenant to the Land;

                  1.1.2 To the extent owned by Seller, all structures, buildings, improvements, machinery, fixtures, and equipment affixed or attached to the Land and, (all items listed in sections 1.1.1 ands 1.1.2 are collectively referred to herein as the "Real Property");

                  1.1.3. All of the Seller's rights, title and interest as "lessor" of the leasehold estate and interest created by those ground leases dated October 1, 1990, more fully described in Exhibit "B" attached hereto and made a part hereof by reference (the "Ground Lease") with TREIT - Gateway Mall ND, LLC, a Delaware limited liability company ("Ground Lessee")

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                  1.1.4    All tangible and intangible personal property owned
                           by Seller located on or used in connection with the Real Property, including, specifically, without limitation, equipment, furniture, tools and supplies, any website maintained by the Seller and all related intangibles including Seller's interest in the name "Gateway Mall" (the "Personal Property");

                  1.1.5 All service contracts, agreements, warranties and guaranties relating to the operation, use or maintenance of the Property (the "Contracts"); and

                  1.1.6. To the extent transferable, all building permits, certificates of occupancy and other certificates, permits, licenses and approvals relating to the Property (the "Permits").

2.       Purchase Price.

         The total Purchase Price of the Property shall be ELEVEN MILLION SIX HUNDRED THOUSAND Dollars ($11,600,000.00) ("Purchase Price") payable as follows:

         2.1.     Deposit/Further Payments/Down Payment.

                  2.1.1. Within one (1) business days following a fully executed original of this Agreement is delivered to the Escrow Holder (such delivery date hereafter the "EFFECTIVE DATE"), Buyer shall deposit into Escrow (hereinafter defined) the amount of Fifty Thousand And No/100 Dollars ($50,000) (the "Deposit") in the form of a wire transfer payable to Chicago Title Company, 560 E. Hospitality Lane, San Bernardino, California 92408, Attn: Kandy Knotts (800) 722-0824 (Telephone), (909) 384-7876 (Fax) ("Escrow Holder"). Escrow Holder shall place the Deposit into an interest bearing money market account at a bank or other financial institution reasonably satisfactory to Buyer, and interest thereon shall be credited to Buyer's account. In the event this Agreement is terminated by Buyer in accordance with its terms, the Deposit (hereinafter defined) shall be immediately and automatically paid over to Buyer without the need for any further action by either party hereto.

                  2.1.1. Buyer's principal, Ralph R. Moffat ("Moffat") shall execute a Promissory Note in the form attached hereto as Exhibit B secured by a Pledge Agreement in the form attached hereto as Exhibit C, in favor of the Seller for the principal sum of Eight

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                           Million Six Hundred Thousand Dollars ($8,700,000).
                           Said Note shall bear the interest at the rate of six percent (6%) per annum, payable with monthly interest-only payments commencing on the 1st day of each calendar month and continuing monthly thereafter until the earlier of (a) the tenth anniversary of the execution of the Note or (b) the date the Ground Lessee's existing financing with American Express is paid off, at which time the entire unpaid principal and any accrued interest shall be come due and payable in full.

                  2.1.3. At the Close of Escrow, Moffat shall instruct the Escrow Holder to mark that certain promissory note, dated February 17, 2004 executed by Seller's affiliate, Triple Net Properties, LLC, a Virginia limited liability company for the benefit of Moffat, in the original principal amount of Three Million Dollars ($3,000,000) (the "Triple Net Note") as "PAID IN FULL" and to deliver the Triple Net Note to Seller.

                  2.1.4. At the Close of Escrow, Buyer shall receive from Escrow a return of any monies paid pursuant to this
                           Section 2 in excess of the Purchase Price, after adjustments for closing costs and prorations, as provided in this Agreement. In the event there is any deficiency, Buyer will deposit the balance of the Purchase Price, by wire transfer payable to Escrow Holder.

2.       Title to Property.

         2.2.     Title Insurance.

                  Seller will, at Seller's sole expense, cause Escrow Holder to issue a commitment for an Extended Coverage ALTA owner's Policy of Title Insurance (the "Title Policy") for and on behalf of Buyer in the total amount of the Purchase Price and obtainable at standard rates insuring good, marketable and insurable title in and to the Real Property. The Title Policy is to be free and clear of encumbrances except as follows:

                  2.2.1. Real property taxes and assessments, which are a lien not yet due;

                  2.2.2. The permitted exceptions included in such policy and approved by Buyer as herein described.

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         2.3.     Procedure for Approval of Title.

                  Seller has provided to Buyer a current title insurance commitment and/or preliminary title report for the Real Property, including good and legible copies of all related items certified as exceptions thereto (the "Title Documents"). During the Inspection Period (hereafter defined) Buyer shall review and approve the Title Documents (hereinafter defined) and the Survey (hereinafter defined). If the Title Documents reflect or disclose any defect, exception or other matter affecting the Property ("Title Defects") that is unacceptable to Buyer, then prior to the expiration of the Inspection Period, then Buyer shall be entitled, as Buyer's sole and exclusive remedies, either to (i) terminate this Agreement and obtain a refund of the Deposit by providing written notice of termination to Seller or (ii) waive the objections and close this transaction as otherwise contemplated herein. Any exceptions to title or other conditions or matters which have been approved or waived by Buyer and which are shown on the Survey or described in the Title Report shall be deemed "Permitted Exceptions."

3.       Due Diligence Items.

         3.1. Seller and Buyer acknowledge that Seller has delivered to Buyer each of the following (collectively, the "Due Diligence Items"):

                  3.1.1. The existing survey of the Real Property that Seller has in its possession ("Survey"). In the event Buyer desires to update the Survey, Buyer may do so at its own cost and expense;

                  3.1.2. Copies of the Ground Leases and Subleases presently in effect with respect to the Real Property, together with any amendments or modifications thereof;

                  3.1.3. A "rent roll" with respect to the Real Property for the calendar month immediately preceding the Effective Date, showing with respect to each Tenant of the Real Property: (1) the name of the Tenant, (2) the number of rentable square feet in Tenant's premises as set forth in Tenant's Lease, (3) the current monthly base rental payable by such Tenant,
                           (4) the term of the Lease, (5) any available options for the Tenant under the Lease; and (6) the amount of any security deposit;

                  3.1.4. A "rent roll" current as of December 2001, 2002, 2003 and year to date;

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                  3.1.5.   An aging report showing, with respect to each Tenant
                           of the Real Property, the date through which such Tenant has paid Rent and a Tenant by Tenant monthly aging report for the proceeding 24 months;

                  3.1.6. A list of all contracts, including service contracts, warranties, management, maintenance, leasing commission or other agreements affecting the Real Property, if any, together with copies of the same;

                  3.1.7. All site plans, leasing plans, as-built plans, drawings, environmental, mechanical, electrical, structural, soils and similar reports and/or audits and plans and specifications relative to the Property in the possession of Seller, if any, shall be made available for inspection at Seller's offices;

                  3.1.8. True and correct copies of the real estate and personal property tax statements covering the Property or any part thereof for each of the two (2) years prior to the current year and, if available, for the current year;

                  3.1.9. A schedule of all current or pending litigation with respect to the property or any part thereof, if any;

                  3.1.10. Operating statements for the Real Property for calendar years 2001, 2002, 2003 and 2004 year to date, or if shorter, for any periods during which Seller was owner of the Real Property;

                  3.1.11. Copies of Tenant files and records relating to the ownership and operation of the Real Property (provided, however, with Buyer's consent such files and records may be made available for inspection by Buyer during ordinary business hours at Seller's management office);

                  3.1.12. An inventory of all personal property located on the Property, used in the maintenance of the Property or stored for future use at the Property and an inventory of all furniture and appliances used in the units, if any.

                  3.1.13.  Copies of utility bills for the Real Property for the calendar years 2001, 2002, 2003 and 2004 year to date;

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4.       Inspections.

         Buyer, at its sole expense, shall have the right to conduct feasibility, environmental, engineering and physical studies or other tests (the "Inspections") of the Property at any time during the Inspection Period (hereinafter defined). Buyer, and its duly authorized agents or representatives, shall be permitted to enter upon the Property at all reasonable times during the Inspection Period in order to conduct engineering studies, soil tests and any other Inspections and/or tests that Buyer may deem necessary or advisable. Buyer must arrange all Inspections of the Property with Seller at least one (1) business day in advance of any Inspections. In the event that the review and/or Inspection conducted pursuant to this paragraph shows any fact, matter or condition to exist with respect to the Property that is unacceptable to Buyer, in Buyer's sole subjective discretion, then Buyer shall be entitled, as its sole and exclusive remedy, to (1) terminate this Agreement and obtain a refund of the Deposit, or (2) waive the objection, and close the transaction as otherwise contemplated herein. Buyer agrees to promptly discharge any liens that may be imposed against the Property as a result of the Inspections and to defend, indemnify and hold Seller harmless from all, claims, suits, losses, costs, expenses (including without limitation court costs and attorneys' fees), liabilities, judgments and damages incurred by Seller as a result of any Inspections.

         4.1.     Approval.

                  4.1.3. Buyer shall have until Monday March 8, 2004 ("Inspection Period") to approve or disapprove the Inspections. If Buyer shall fail to notify Seller and Escrow Holder of its approval of the Inspections in writing within the Inspection Period, the condition of the Property shall be deemed disapproved. If Buyer shall disapprove or be deemed to disapprove the Inspections within the Inspection Period, this Agreement and the Escrow shall thereupon be terminated. Buyer shall not be entitled to purchase the Property, Seller shall not be obligated to sell the Property to Buyer and the parties shall be relieved of any further obligation to each other with respect to the Property, except as provided in Paragraph 5.

                  4.1.4. Notwithstanding anything to the contrary contained herein, Buyer hereby agrees that, in the event this Agreement is terminated for any reason, then Buyer shall promptly and at its sole expense return to Seller all Due Diligence Items which have been delivered by Seller to Buyer in connection with the Inspections, along with copies of all reports, drawings, plans,

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                           studies, summaries, surveys, maps and other data
                           prepared by or for Buyer's right to make any such materials available to Seller that are imposed in any agreement with a third party consultant preparing any such reports or materials ("Buyer's Reports"). Buyer shall cooperate with Seller at no expense to Buyer in order to obtain a waiver of any such limitations.

                  4.1.5. Notwithstanding any contrary provision of this Agreement, Buyer acknowledges that Seller is not representing or warranting that any of the Due Diligence Items prepared by third parties are accurate or complete, such as the Survey, engineering reports and the like. Seller advises Buyer to independently verify the facts and conclusions set forth therein, provided however, Seller warrants that it has no knowledge of any material errors or misstatements in such information regarding the Property.

5.       Escrow.

         5.1.     Opening.

                  Purchase and sale of the Property shall be consummated through an escrow ("Escrow") to be opened with Escrow Holder within one (1) business day after the execution of this Agreement by Seller and Buyer. Escrow shall be deemed to be opened as of the date fully executed copies (or counterparts) of this Agreement are delivered to Escrow Holder by Buyer and Seller ("Opening of Escrow"). This Agreement shall be considered as the Escrow instructions between the parties, with such further instructions as Escrow Holder shall require in order to clarify its duties and responsibilities. If Escrow Holder shall require further Escrow instructions, Escrow Holder may prepare such instructions on its usual form. Such further instructions shall be promptly signed by Buyer and Seller and returned to Escrow Holder promptly. In the event of any conflict between the terms and conditions of this Agreement and such further instructions, the terms and conditions of this Agreement shall control.

         5.2.     Close of Escrow.

                  Escrow shall close ("Close of Escrow") on or before March 9, 2004.

         5.3.     Buyer Required to Deliver.

                  Buyer shall deliver to Escrow the following:

                  5.3.1.   Concurrently with the Opening of Escrow, the Deposit;

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                  5.3.2.   On or before Close of Escrow, the payment required by
                           Paragraph 2.1.2; provided, however that Buyer shall not be required to deposit the amount specified in Paragraph 2.1.2 until Buyer has been notified by Escrow Holder that (i) Seller has delivered to Escrow each of the documents and instruments to be delivered by Seller in connection with Buyer's purchase of the Property, (ii) Title Company has committed to issue and deliver the Title Policy to Buyer and Seller and
                           (iii) the only impediment to Close of Escrow is delivery of such amount by or on behalf of Buyer;

                  5.3.3. On or before Close of Escrow, such other documents as Title Company may require from Buyer in order to issue the Title Policy;

                  5.3.4. An original assignment and assumption agreement (the "Assignment and Assumption Agreement") duly executed by Seller assigning and conveying to Buyer all of Seller's right, title and interest in and to the Ground Lease and the Contracts. All other Contracts shall be terminated by Seller effective as of the Close of Escrow at Seller's sole cost and expense, and proof thereof shall be delivered by Seller at the Close of Escrow;

                  5.3.5.   The executed Note;

                  5.3.6. The Triple Net Note, together with escrow instructions from Moffat, authorizing the Escrow Holder to mark the Triple Net Note as "PAID IN FULL" upon satisfaction of the conditions to Closing and delivery of the Deed to the Buyer.

                  5.3.7.   The Pledge Agreement, executed by Moffat;

                  5.3.8.   A counterpart original of the REA; and

                  5.3.9. A counterpart original of the Assignment of Membership Interests (hereafter defined), executed by Buyer.

         5.4.     Seller Required to Deliver.

                  On or before Close of Escrow, Seller shall deliver to Escrow the following:

                  5.4.1. A duly executed and acknowledged grant deed, conveying fee title to the Property in favor of Buyer (the "Deed");

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                  5.4.2.   An executed Certificate of Non-Foreign Status;

                  5.4.3. A bill of sale or other assignment of the Personal Property, if any, in favor of Buyer and duly executed by Seller;

                  5.4.4. Such other documents as Title Company may require from Seller in order to issue the Title Policy;

                  5.4.5.   To Buyer, the original Ground Lease ;

                  5.4.6. Seller shall deliver to Buyer all keys to all buildings and other improvements located on the Property, combinations to any safes thereon, and security devices therein in Seller's possession;

                  5.4.7. Seller shall deliver all records and files relating to the management or operation of the Property, including, without limitation, all insurance policies, all security contracts, all tenant files (including correspondence), property tax bills, and all calculations used to prepare statements of rental increases under the Leases and statements of common area charges, insurance, property taxes and other charges which are paid by tenants of the Project; and

                  5.4.8. A counterpart original of the Assignment and Assumption Agreement. 5.4.9. A counterpart original of the REA.

                  5.4.10. A counterpart original of the Assignment of Membership Interests (hereafter defined), executed by TREIT, LP.

         5.5.     Buyer's Costs.

                  Buyer shall pay the following:

                  5.5.1 One-half (1/2) of Escrow Holder's fees, costs and expenses

                  5.5.2 All other costs customarily borne by purchasers of real property in Burleigh County, North Dakota, including payment for real property taxes for calendar year 2003;

                  5.5.3. If Buyer elects to obtain extended coverage title insurance, the amount by which the premium for an extended coverage policy of

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                           title insurance in the amount of the Purchase Price
                           exceeds the premium for the Title Policy.

         5.6.     Seller's Costs.

                  Seller shall pay the following:

                  5.6.3. One-half (1/2) of Escrow Holder's fees, costs and expenses;

                  5.6.4. All other costs customarily borne by sellers of real property in Burleigh County, North Dakota; and.

                  5.6.5.   Title Company's premium for the Title Policy.

         5.7.     Prorations.

                  5.7.1 Real property taxes, assessments, and CAM expenses shall be prorated through Escrow between Buyer and Seller as of Close of Escrow, as if the ground leasehold as well as the fee were being transferred to the Buyer.

                  5.7.2 Deleted.

                  5.7.3 Any delinquent CAM collected by Buyer shall be paid to Seller. Seller shall have the right to pursue any Tenant for delinquent CAM, but shall not cause a Tenant to be delinquent for their current CAM or become financially unstable. Tax and assessment prorations shall be based on the latest available tax bill. If, after Close of Escrow, Buyer receives any further or supplemental tax bill relating to any period prior to Close of Escrow, or Seller receives any further or supplemental tax bill relating to any period after Close of Escrow, the recipient shall promptly deliver a copy of such tax bill to the other party, and not later than ten (10) days prior to the delinquency date shown on such tax bill Buyer and Seller shall deliver to the taxing authority their respective shares of such tax bill, prorated as of Close of Escrow.

                           Percentage Rents. Any percentage rents due or paid under any of the Subleases ("Percentage Rents") shall be prorated between Buyer and Seller outside of Escrow as of the date of Close of Escrow on a Sublease-by-Sublease basis, as follows: (a) Seller shall be entitled to receive the portion of the Percentage Rent under each Sublease for the Lease Year in which Close of Escrow occurs, which portion shall be the ratio of the number of days of

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                           said Lease Year in which Seller was Landlord under a
                           Sublease to the total of number of days in said Lease Year, and (b) Buyer shall receive the balance of Percentage Rent paid under each Sublease for the Lease Year. As used herein, the term "Lease Year" means the twelve (12) month period as to which annual Percentage Rent is owed under each Lease. Upon receipt by either Buyer or Seller of any gross sales reports ("Gross Sales Reports") and /or any full or partial payment of Percentage Rent from any subleases of the Property, the party receiving the same shall promptly provide to the other party a copy of the Gross Sales Report and/or a check for the other party's prorate share of the Percentage Rent within five (5) days of the receipt thereof. Nothing contained herein shall be deemed or construed to require either Buyer or Seller to pay to the other party its Percentage Rent from the Tenant, and the acceptance or negotiation of any check for Percentage Rent by either party shall not be deemed a waiver of that party's right to contest the accuracy or amount of the Percentage Rent paid by the Tenant.

                  5.7.4. All leasing commissions owing and tenant improvements with respect to the Property transactions entered into prior to execution of this Agreement shall be paid by Seller, and Seller shall indemnify and hold Buyer harmless for Lease commission claims brought against the Property arising therefrom. All leasing commissions for new Leases and for Lease renewals and expansion options executed after the date of this Agreement shall be prorated between Buyer and Seller as their respective periods of ownership bear to the primary term of the new Lease.

                  5.7.5. Seller agrees to indemnify and hold Buyer harmless of and from any and all liabilities, claims, demands, suits, and judgments, of any kind or nature, including court costs and reasonable attorneys' fees (except those items which under the terms of this Agreement specifically become the obligation of Buyer), brought by third parties and based on events occurring on or before the date of closing and which are in any way related to the Property, and all expenses related thereto, including but not limited to court costs and attorneys' fees.

                  5.7.6. Buyer agrees to indemnify and hold Seller harmless of and from any and all liabilities, claims, demands, suits and judgments, of any kind or nature, including court costs and reasonable attorneys' fees, brought by third parties and based on events occurring subsequent to the date of closing and which are in any

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                           way related to the Property, and all expenses related
                           thereto, including, but not limited to, court costs and attorneys' fees.

6.       Representations, Warranties, and Covenants.

         Seller hereby represents and warrants as of the date hereof to Buyer as follows, to the best knowledge of Seller, defined as the actual knowledge, without investigation, of Anthony W. Thompson:

         6.1. Seller is a limited liability company duly formed and validly existing under the laws of the State of Delaware. Seller has full power and authority to enter into this Agreement, to perform this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and all documents contemplated hereby by Seller have been duly and validly authorized by all necessary action on the part of Seller and all required consents and approvals have been duly obtained. This Agreement is a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, subject to the effect of applicable bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws affecting the rights of creditors generally.

         6.2 There are no outstanding rights of first refusal, rights of reverter or option relating to the Property or any interest therein, except that a subtenant of the Ground Lessee, Paradiso, has a right of refusal as to the Burger King outlot in the event the Ground Lease is to be conveyed. To Seller's knowledge, there are no unrecorded or undisclosed documents or other matters which affect title to the Property.

         6.3. Seller is not a "foreign person" within the meaning of Section 1445(f) of the Internal Revenue Code of 1986, as amended (the "Code").

         6.4. To Seller's knowledge, defined as the actual knowledge of Anthony W. Thompson, without investigation, (a) Seller has no knowledge of nor received any written notice of violation issued pursuant to any environmental law with respect to the Real Property or any use or condition thereof; (b) Seller has not released and, to the best of Seller's knowledge, there has been no release of, any pollutant or hazardous substance of any kind onto or under the Real Property that affects the Real Property or that would result in the prosecution of any claim, demand, suit, action or administrative proceeding against Buyer as owner of the Real Property based on any environmental requirements of state, local or federal law including, but not limited to, the

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                  Comprehensive Environmental Response Compensation and
                  Liability Act of 1980, U.S.C. 9601 et seq.

         6.5.     Covenants of Seller. Seller hereby covenants as follows:

                  6.5.3. At all times from the date hereof through the date of the Closing of Escrow in which Seller owns the Property, Seller shall cause to be in force fire and extended coverage insurance upon the Property, and public liability insurance with respect to damage or injury to persons or property occurring on the Property in commercially reasonable amounts, and seller shall not consent to the Ground Lessee reducing its insurance from that currently maintained;

                  6.5.4. From the date of execution of this Agreement through the date of closing, Seller shall not sell, assign, or convey any right, title or interest whatsoever in or to the Property, or create or permit to attach any lien, security interest, easement, encumbrance, charge, or condition affecting the Property (other than the Permitted Exceptions) without promptly discharging the same prior to closing;

                  6.5.5.   Seller shall not, without Buyer's written approval,
                           (a) amend or waive any right under any Service Contract, or (b) enter into any agreement of any type affecting the Property that would survive the Closing Date.

         7.5 Approval of Property. The consummation of the purchase and sale of the Property pursuant to this Agreement shall be deemed Buyer's acknowledgement that it has had an adequate opportunity to make such legal, factual and other inspections, inquiries and investigations as it deems necessary, desirable or appropriate with respect to the Property. Such inspections, inquiries and investigations of Buyer shall be deemed to include, but shall not be limited to, any leases and contracts pertaining to the Property, the physical components of all portions of the Property, the physical condition of the Property, such state of facts as an accurate survey, environmental report and inspection would show, the present and future zoning ordinance, ordinances, resolutions. Buyer shall not be entitled to and shall not rely upon, Seller or Seller's agents with regard to, and Seller will not make any representation or warranty with respect to: (i) the quality, nature, adequacy or physical condition of the Property including, but not limited to, the structural elements, foundation, roof, appurtenances, access, landscaping, parking facilities, or the electrical, mechanical, HVAC, plumbing, sewage or utility systems, facilities, or appliances at the Property, if any; (ii) the quality, nature, adequacy or physical condition of soils or the existence of ground water at the Property; (iii) the existence, quality, nature, adequacy or physical condition of any utilities serving the Property; (iv) the development potential of the Property, its habitability, merchantability, or the fitness, suitability, or adequacy of the Property for any particular purpose; (v) the zoning or other legal status of the Property; (vi) the Property or its operations' compliance with any applicable codes, laws, regulations, statutes, ordinances, covenants, conditions or restrictions of any governmental or quasi-governmental entity or of any other person or entity; (vii) the quality of any labor or materials relating in any way to the Property; or (viii) the condition of title to the Property or the nature, status and extent of any right-of-way, lease, right of redemption, possession, lien, encumbrance, license, reservation, covenant, condition, restriction, or any other matter affecting the Property except as expressly set forth in this Agreement. EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT AND THE GRANT DEED, SELLER HAS NOT, DOES NOT, AND WILL NOT MAKE ANY WARRANTIES OR REPRESENTATIONS WITH RESPECT TO THE PROPERTY AND SELLER SPECIFICALLY DISCLAIMS ANY OTHER IMPLIED WARRANTIES OR WARRANTIES ARISING BY OPERATION OF LAW, INCLUDING, BUT IN NO WAY LIMITED TO, ANY WARRANTY OF CONDITION, MERCHANTABILITY, HABITABILITY, OR FITNESS FOR A PARTICULAR PURPOSE OR USE. FURTHERMORE, SELLER HAS NOT, DOES NOT, AND WILL NOT MAKE ANY REPRESENTATION OR WARRANTY WITH REGARD TO COMPLIANCE WITH ANY ENVIRONMENTAL PROTECTION, POLLUTION, OR LAND USE LAWS, RULES, REGULATIONS, ORDERS, OR REQUIREMENTS INCLUDING, BUT NOT LIMITED TO, THOSE PERTAINING TO THE HANDLING, GENERATING, TREATING, STORING OR DISPOSING OF ANY HAZARDOUS WASTE OR SUBSTANCE INCLUDING, WITHOUT LIMITATION, ASBESTOS, PCB AND RADON. BUYER ACKNOWLEDGES THAT BUYER IS A SOPHISTICATED BUYER FAMILIAR WITH THIS TYPE OF PROPERTY AND THAT, SUBJECT ONLY TO THE EXPRESS WARRANTIES SET FORTH IN THIS AGREEMENT AND CLOSING DOCUMENTS, BUYER WILL BE ACQUIRING THE PROPERTY "AS IS AND WHERE IS, WITH ALL FAULTS," IN ITS PRESENT STATE AND CONDITION, SUBJECT ONLY TO NORMAL WEAR AND TEAR AND BUYER SHALL ASSUME THE RISK THAT ADVERSE MATTERS AND CONDITIONS

                  MAY NOT HAVE BEEN REVEALED BY BUYER'S INSPECTIONS AND INVESTIGATIONS. BUYER SHALL ALSO ACKNOWLEDGE AND AGREE THAT THERE ARE NO ORAL AGREEMENTS, WARRANTIES OR REPRESENTATIONS, COLLATERAL TO OR AFFECTING THE PROPERTY BY SELLER, ANY AGENT OF SELLER OR ANY THIRD PARTY. THE TERMS AND CONDITIONS OF THIS PARAGRAPH SHALL SURVIVE THE CLOSING, AND NOT MERGE WITH THE PROVISIONS OF ANY CLOSING DOCUMENTS. SELLER SHALL NOT BE LIABLE OR BOUND IN ANY MANNER BY ANY ORAL OR WRITTEN STATEMENTS, REPRESENTATIONS OR INFORMATION PERTAINING TO THE PROPERTY FURNISHED BY ANY REAL ESTATE BROKER, AGENT, EMPLOYEE, SERVANT OR OTHER PERSON, UNLESS THE SAME ARE SPECIFICALLY SET FORTH OR REFERRED TO IN THIS AGREEMENT.

7. Representations and Warranties of Buyer. Buyer hereby represents and warrants to Seller as follows:

         7.1 Buyer has full power and authority to enter into this Agreement, to perform this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and all documents contemplated hereby by Buyer have been duly and validly authorized by all necessary action on the part of Buyer and all required consents and approvals have been duly obtained and will not result in a breach of any of the terms or provisions of, or constitute a default under any indenture, agreement or instrument to which Buyer is a party. This Agreement is a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, subject to the effect of applicable bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws affecting the rights of creditors generally.

8.       Conditions Precedent to Closing.

         The obligations of Buyer pursuant to this Agreement shall, at the option of Buyer, be subject to the following conditions precedent:

         8.1. All of the representations, warranties and agreements of Seller set forth in this Agreement shall be true and correct in all material respects as of the date hereof, and Seller shall not have on or prior to closing, failed to meet, comply with or perform in any material respect any conditions or agreements on Seller's part as required by the terms of this Agreement.

         8.2. There shall be no change in the matters reflected in the Title Report, and there shall not exist any encumbrance or title defect affecting the Property not described in the Title Report except for the Permitted Exceptions or matters to be satisfied at closing.

         8.3. Seller shall have operated the Property from and after the date hereof in substantially the same manner as prior thereto.

         8.4. If any such condition is not fully satisfied by closing, Buyer shall so notify Seller and may terminate this Agreement by written notice to Seller whereupon this Agreement may be canceled, upon return of the Due Diligence Items the Deposit shall be paid to Buyer and, thereafter, neither Seller nor Buyer shall have any continuing obligations hereunder.

         8.5. If Buyer notifies Seller of a failure to satisfy the conditions precedent set forth in this paragraph, Seller may, within five (5) days of receipt of Buyer's Notices agree to satisfy the condition by written notice to Buyer, and Buyer shall thereupon be obligated to close the transaction provided Seller so satisfies such condition. If Seller fails to agree to cure or fails to cure such condition by the Closing Date, this Agreement shall be canceled and the Deposit shall be returned to Buyer and neither party shall have any further liability hereunder.

         8.6. If Buyer's acquisition of the Property is part of a tax-deferred exchange pursuant to Section 1031 of the Code, it is a condition precedent to the closing of this Escrow that Buyer is able to complete an exchange for all or a portion of its relinquished property pursuant to an Exchange Agreement between Buyer and Accommodator. Seller agrees to execute such documents or instruments as may be necessary or appropriate to evidence such exchange, provided that Seller's cooperation in such regard shall be at no additional cost, expense, or liability whatsoever to Seller, and that no additional delays in the scheduled Close of Escrow are incurred unless mutually agreed upon by all parties to this Agreement.

9.       Damage or Destruction Prior to Close of Escrow.

         In the event that the Property should be damaged by any casualty prior to the Close of Escrow, then if the cost of repairing such damage, as estimated by an architect or contractor retained pursuant to the mutual agreement of the parties, is:

         9.1. Less than Two Hundred Fifty Thousand Dollars ($250,000), the Close of Escrow shall proceed as scheduled and any insurance proceeds shall be distributed to Buyer to the extent not expended by Seller for restoration;

or if said cost is:

         9.2. Greater than Two Hundred Fifty Thousand Dollars ($250,000), then either Seller or Buyer may elect to terminate this Agreement, in which case upon return of the Due Diligence Items the Deposit shall be returned to Buyer and neither party shall have any further obligation to the other except for Buyer's indemnification obligations under Paragraph 5.

10.      Eminent Domain.

         10.1. If, before the Close of Escrow, proceedings are commenced for the taking by exercise of the power of eminent domain of all or a material part of the Property which, as reasonably determined by Buyer, would render the Property unacceptable to Buyer or unsuitable for Buyer's intended use, Buyer shall have the right, by giving notice to Seller within thirty (30) days after Seller gives notice of the commencement of such proceedings to Buyer, to terminate this Agreement, in which event this Agreement shall terminate, the Deposit shall be returned to Buyer and neither party shall have any further obligation to the other except for Buyer's indemnification under Paragraph 5. If, before the Close of Escrow, proceedings are commenced for the taking by exercise of the power of eminent domain of less than such a material part of the Property, or if Buyer has the right to terminate this Agreement pursuant to the preceding sentence but Buyer does not exercise such right, then this Agreement shall remain in full force and effect and, at the Close of Escrow, the condemnation award (or, if not therefore received, the right to receive such portion of the award) payable on account of the taking shall be transferred in the same manner as title to the Property is conveyed. Seller shall give notice to Buyer within three (3) business days after Seller's receiving notice of the commencement of any proceedings for the taking by exercise of the power of eminent domain of all or any part of the Property.

11.      Notices.

         11.1. All notices, demands, or other communications of any type given by any party hereunder, whether required by this Agreement or in any way related to the transaction contracted for herein, shall be void and of no effect unless given in accordance with the provisions of this Paragraph. All notices shall be in writing and delivered to the person to whom the notice is directed, either in person, by United States Mail, as a registered or certified item, return receipt requested by telecopy or by Federal Express. Notices delivered by mail shall be deemed given when received. Notices by telecopy or Federal Express shall be deemed received on the business day following transmission. Notices shall be given to the following addresses:

                  Seller:                 Treit - Gateway Mall ND Fee, LLC
                                          Attn: Alex Vellandi and Theresa Hutton
                                          Triple Net Properties, LLC
                                          1551 N. Tustin Ave. # 200
                                          Santa Ana, CA  92705
                                          (714) 667-8252
                                          (714)918-9102 fax

                  With Required Copy to:  Louis J. Rogers, Esq.
                                          Hirschler Fleischer
                                          The Federal Reserve Bank Building,
                                          15(th) Floor
                                          701 East Byrd Street
                                          Richmond, VA  23219
                                          (804) 771-9567
                                          (804) 644-0957 fax

                  Buyer:                  Ralph R. Moffat
                                          VP Investments, L.L.C.
                                          4544 Holladay Blvd.
                                          Salt Lake City, UT 84117

                  With Required Copy to:  Matthew Wirthlin
                                          Holland & Hart
                                          60 E. South Temple, #2000
                                          Salt Lake City, UT  84111
                                          801-595-7827
                                          801-364-9124 fax

12.      Remedies.

         12.1. Defaults by Seller. If there is any default by Seller under this Agreement, following notice to Seller and seven (7) days, during which period Seller may cure the default, Buyer may, at its option, (a) declare this Agreement terminated in which case the Deposit shall be returned to Buyer or (b) treat this Agreement as being in full force and effect and bring an action against Seller for specific performance.

         12.2. Defaults by Buyer. If there is any default by Buyer under this Agreement, following notice to Buyer and seven (7) days, during which period Buyer may cure the default, then Seller may, as its sole remedy, declare this Agreement terminated, in which case the Deposit shall be paid to Seller as liquidated damages and each party shall thereupon be relieved of all further obligations and liabilities, except any which survive termination. In the event this Agreement is terminated due to the default of Buyer hereunder, Buyer shall deliver to Seller, at no cost to Seller, the Due Diligence Items and all of Buyer's Reports.

         12.3. ARBITRATION OF DISPUTES. ANY CLAIM, CONTROVERSY OR DISPUTE, WHETHER SOUNDING IN CONTRACT, STATUTE, TORT, FRAUD, MISREPRESENTATION OR OTHER LEGAL THEORY, RELATED DIRECTLY OR INDIRECTLY TO THIS AGREEMENT, WHENEVER BROUGHT AND WHETHER BETWEEN THE PARTIES TO THIS AGREEMENT OR BETWEEN ONE OF THE PARTIES TO THIS AGREEMENT AND THE EMPLOYEES, AGENTS OR AFFILIATED BUSINESSES OF THE OTHER PARTY, SHALL BE RESOLVED BY ARBITRATION AS PRESCRIBED IN THIS SECTION. THE FEDERAL ARBITRATION ACT, 9 U.S.C. Sections 1-15, NOT STATE LAW, SHALL GOVERN THE ARBITRABILITY OF ALL CLAIMS, AND THE DECISION OF THE ARBITRATOR AS TO ARBITRABILITY SHALL BE FINAL.

                  A SINGLE ARBITRATOR WHO IS A RETIRED FEDERAL OR CALIFORNIA JUDGE SHALL CONDUCT THE ARBITRATION UNDER THE THEN CURRENT RULES OF THE AMERICAN ARBITRATION ASSOCIATION (THE "AAA"). THE ARBITRATOR SHALL BE SELECTED BY MUTUAL AGREEMENT ON THE ARBITRATOR WITHIN THIRTY (30) DAYS OF WRITTEN NOTICE BY ONE PARTY TO THE OTHER INVOKING THIS ARBITRATION PROVISION, IN ACCORDANCE WITH AAA PROCEDURES FROM A LIST OF QUALIFIED PEOPLE MAINTAINED BY THE AAA. THE ARBITRATION SHALL BE CONDUCTED IN SANTA ANA, CALIFORNIA AND ALL EXPEDITED PROCEDURES PRESCRIBED BY THE AAA RULES SHALL APPLY.

                  THERE SHALL BE NO DISCOVERY OTHER THAN THE EXCHANGE OF INFORMATION WHICH IS PROVIDED TO THE ARBITRATOR BY THE PARTIES. THE ARBITRATOR SHALL HAVE AUTHORITY ONLY TO GRANT SPECIFIC PERFORMANCE AND TO ORDER OTHER EQUITABLE RELIEF AND TO AWARD COMPENSATORY DAMAGES, BUT SHALL NOT HAVE THE AUTHORITY TO AWARD PUNITIVE DAMAGES OR OTHER NONCOMPENSATORY DAMAGES OR ANY OTHER FORM OF RELIEF. THE ARBITRATOR SHALL AWARD TO THE PREVAILING PARTY ITS REASONABLE ATTORNEYS' FEES AND COSTS AND OTHER EXPENSES INCURRED IN THE ARBITRATION, EXCEPT THE PARTIES SHALL SHARE EQUALLY THE FEES AND EXPENSES OF THE ARBITRATOR. THE ARBITRATOR'S DECISION AND AWARD SHALL BE FINAL AND BINDING, AND JUDGMENT ON THE AWARD RENDERED BY THE ARBITRATOR MAY BE ENTERED IN ANY COURT HAVING JURISDICTION THEREOF.

13.      Assignment.

         Buyer may assign its rights under this Agreement to an entity in which Buyer has a significant interest.

14.      Interpretation and Applicable Law.

         This Agreement shall be construed and interpreted in accordance with the laws of the state in which the Property is located (the "State"). Where required for proper interpretation, words in the singular shall include the plural; the masculine gender shall include the neuter and the feminine, and vice versa. The terms "successors and assigns" shall include the heirs, administrators, executors, successors, and assigns, as applicable, of any party hereto.

15.      Amendment.

         This Agreement may not be modified or amended, except by an agreement in writing signed by the parties. The parties may waive any of the conditions contained herein or any of the obligations of the other party hereunder, but any such waiver shall be effective only if in writing and signed by the party waiving such conditions and obligations.

16.      Attorney's Fees.

         In the event it becomes necessary for either party to file a suit or arbitration to enforce this Agreement or any provisions contained herein, the prevailing party shall be entitled to recover, in addition to all other remedies or damages, reasonable attorneys' fees and costs of court incurred in such suit or arbitration.

17.      Entire Agreement; Survival.

         This Agreement (and the items to be furnished in accordance herewith) constitutes the entire agreement between the parties pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings of the parties in connection therewith. No representation, warranty, covenant, agreement, or condition not expressed in this Agreement shall be binding upon the parties hereto nor affect or be effective to interpret, change, or restrict the provisions of this Agreement. The obligations of the parties hereunder and all other provisions of this Agreement shall survive the closing or earlier termination of this Agreement, except as expressly limited herein.

18.      Multiple Originals only; Counterparts.

         Numerous agreements may be executed by the parties hereto. Each such executed copy shall have the full force and effect of an original executed instrument. This Agreement may be executed in any number of counterparts, all of which when taken together shall constitute the entire agreement of the parties.

19.      Acceptance.

         Time is of the essence of this Agreement. The date of execution of this Agreement by Seller shall be the date of execution of this Agreement. If the final date of any period falls upon a Saturday, Sunday, or legal holiday under Federal law, the laws of the State or the laws of the State of California if it is not the State, then in such event the expiration date of such period shall be extended to the next day which is not a Saturday, Sunday, or legal holiday under Federal law, the laws of the State or the State of California if it is not the State.

20.      Real Estate Commission.

         Seller and Buyer each represent and warrant to the other that neither Seller nor Buyer has contracted or entered into any agreement with any real estate broker, agent, finder or any other party in connection with this transaction, and that neither party has taken any action which would result in any real estate broker's, finder's or other fees or commissions being due and payable to any party with respect to the transaction contemplated hereby, except that Seller has contracted with Triple Net Properties Realty, Inc. as its broker and will pay any commission due to said broker. Each party hereby indemnifies and agrees to hold the other party harmless from any loss, liability, damage, cost, or expense (including reasonable attorneys' fees) resulting to the other party by reason of a breach of the representation and warranty made by such party in this paragraph.

21.      Exchange.

         Seller reserves the right to structure the sale of the Property as a like kind exchange pursuant to Section 1031 of the Code. In such event Seller shall have the right to assign its interest in this Agreement to a qualified exchange intermediary of its choosing to effect such exchange. Buyer shall sign a customary assignment and/or notice of assignment, however, such assignment shall at no cost or expense to Buyer and shall not otherwise affect the term of this Agreement.

22.      Approval.

        The consummation of this transaction shall be subject to the final approval from the Board of Directors for T REIT, Inc..

23.      Confidentiality.

         Buyer agrees that, prior to the closing, all Property information received by Buyer shall be kept confidential as provided in this paragraph. Without the prior written consent of Seller, prior to the closing, the Property information shall not be disclosed by Buyer or its representatives, in any manner whatsoever, in whole or in part, except (1) to Buyer's representatives who need to know the Property information for the purpose of evaluating the Property and who are informed by the Buyer of the confidential nature of the Property information; (2) as may be necessary for Buyer or Buyer's representatives to comply with applicable laws, including, without limitation, governmental, regulatory, disclosure, tax and reporting requirements; to comply with other requirements and requests of regulatory and supervisory authorities and self-regulatory organizations having jurisdiction over Buyer or Buyer's representatives; to comply with regulatory or judicial processes; or to satisfy reporting procedures and inquiries of credit rating agencies in accordance with customary practices of Buyer or its affiliates; and (3) to prospective tenants of the Property.

25.      Acquisition of Membership Interests in Ground Lessee.

         The Seller and Buyer agree that the parties intend that the Buyer's acquisition of the Property is intended to occur simultaneously with the acquisition by the Buyer of one hundred percent (100%) of the membership interest in the Ground Lessee. TREIT, LP ("TREIT"), sole member of the Buyer executes this Agreement below to confirm TREIT's agreement to convey 100% of the membership interest in the Ground Lessee at the time of the Close of Escrow pursuant to this Agreement and in consideration for the buyer's performance of its obligations herein. The acquisition of membership interests shall occur pursuant to an Assignment of Membership Interests Agreement in the form attached hereto as Exhibit D.

26.      Retained Parcel, Partial Release from Ground Lease, and REA.

         The Seller and Buyer acknowledge and agree that, at the time of the Close of Escrow, the Seller and Ground Lessee will enter into an amendment to Ground Lease, whereby the Ground Lessee will consent and agree to the release of approximately seven acres of unimproved property described in Exhibit E attached (the "Retained Parcel") from the Ground Lease. The intent of the parties is that, after the Close of Escrow, the Buyer will possess fee title to the Property, and the Seller will retain the Retained Parcel. The Seller will possess 100% of the ownership interests in Ground Lessee, which will hold a ground leasehold for the entire Property, but not of the Retained Parcel. The parties further agree to execute at the Close of Escrow a reciprocal easement agreement ("REA") between the Retained Parcel and the Property in a form mutually acceptable to the parties.

27.      Subdivision.

         The Seller and Buyer acknowledge that the process of subdivision of the Property from the Retained Parcel will not be completed at the Close of Escrow. Accordingly, Buyer covenants not to record the Deed until final subdivision approval is obtained from the proper government authorities. Buyer agrees to cooperate with Seller's efforts to finalize subdivision, and consents to documents executed by Seller in the furtherance of the same. Upon final subdivision approval, Buyer agrees to accept a replacement deed (the "Replacement Deed") from Seller, which is dated after final subdivision approval and which contains a legal description referencing the approved subdivision plat, provided that the property conveyed in the Replacement Deed is not different from the Property conveyed in the Deed, to an extent which is economically material. Upon receipt of the Replacement Deed, the Buyer agrees to destroy the original Deed, and the Buyer shall be authorized to record the Replacement Deed.

              THE BALANCE OF THIS PAGE IS INTENTIONALLY LEFT BLANK

                               SIGNATURE PAGE FOR

       Gateway Mall , Interstate 94 and Highway 84, Bismarck, North Dakota

EXECUTED as of the 5th day of March, 2004.

SELLER:

TREIT - Gateway Mall ND Fee, LLC,
a Delaware limited liability company

         By: Triple Net Properties, LLC

             a Virginia limited liability company,
             its Manager

             By:_________________________________________
                      Anthony W. Thompson, President

BUYER:

VP Investments, L.L.C., a Utah limited liability company

By:________________________________________________
         Ralph R. Moffat

Its:__________________________________________

CONSENTED AND AGREED:

TREIT, LP                                         _____________________________
a Virginia limited partnership                    Ralph R. Moffat, individually

By:  TREIT Inc.
Its: General Partner

     By:___________________________
        Anthony W. Thompson, President